Exhibit 99.1

FOR IMMEDIATE RELEASE

Destra Multi-Alternative Fund Announces Share Repurchase Program, Increased Monthly Distributions and Provides Update on Term Structure Measurement Period

The announcements reflect the Board of Trustees’ continued focus on seeking to enhance shareholder value, supporting the Fund’s market valuation, and providing attractive cash distributions while maintaining flexibility to pursue the Fund’s long-term investment objectives.

Share Repurchase Program

The Fund’s Board of Trustees has authorized the implementation of a share repurchase program designed to seek to enhance shareholder value and provide additional support for the Fund’s market price. In accordance with the program’s trading plan, repurchases are expected to commence following an initial 30-day cooling-off period.

Under the program, the Fund may from time to time repurchase shares of its common stock in the open market when the Fund’s shares trade at a discount to net asset value (“NAV”), subject to market conditions, applicable regulatory requirements, and other factors deemed relevant by the Fund’s investment adviser and Board of Trustees. The Fund has appointed Clear Street to act as the executing broker for the share repurchase program.

The Board of Trustees believes the combination of the share repurchase program and the recently approved increase in monthly distributions represents a comprehensive approach to enhancing shareholder value. Together, these initiatives are designed to support the Fund’s market valuation, provide attractive shareholder distributions, and reinforce confidence in the Fund’s long-term investment strategy.

“These actions demonstrate the Board’s commitment to delivering value to shareholders while maintaining disciplined oversight of the Fund’s capital allocation and term structure,” said Robert A. Watson, CFP®, President of the Fund. “We believe the share repurchase program, enhanced distributions and continuation framework collectively position the Fund to maximize long-term shareholder outcomes.”

Board Approves Increased Monthly Distributions

The Board of Trustees has also approved an increase in the Fund’s regular monthly distribution to $0.1150 per share for each of the months of October, November, and December 2026.

The increased distribution reflects the Fund’s continued focus on delivering value to shareholders while maintaining a disciplined approach to portfolio and capital management.

The Fund currently expects the following distribution schedule:

Distribution Month	Record Date	Ex-Dividend Date	Payable Date
October 2026	October 20, 2026	October 20, 2026	October 30, 2026
November 2026	November 18, 2026	November 18, 2026	November 30, 2026
December 2026	December 18, 2026	December 18, 2026	December 31, 2026

The Board of Trustees will continue to review the Fund’s distribution rate periodically based on earnings, portfolio performance, cash flows, market conditions and other factors deemed by the Board of Trustees to be relevant to the Fund and its shareholders.

Destra Capital Advisors	o: 877.855.3434
a: 443 N. Wilson Ave, Bozeman, MT 59715	w: destracapital.com

Term Structure Measurement Period

The Fund also announced that it has entered the Measurement Period related to the continuation provisions of its term structure.

As previously disclosed, the Fund’s current Term is scheduled to expire on March 31, 2027, unless extended by the Board of Trustees. Pursuant to the Fund’s governing documents, the Board of Trustees may, in its sole discretion, extend the Fund’s Term for up to one year.

In addition, during the Measurement Period, the Fund may qualify for a continuation of its Term for up to three additional years under substantially the same terms and conditions currently applicable to the Fund if one or more specified performance criteria are satisfied. These criteria are designed to evaluate the Fund’s ability to deliver value to shareholders and determine whether continuation of the Fund’s investment strategy is in shareholders’ best interests.

The Board of Trustees intends to evaluate the applicable performance measures and other relevant considerations during the Measurement Period and will communicate any determination regarding the Fund’s Term to shareholders at the appropriate time.

There can be no assurance that the Fund will satisfy any applicable continuation criteria or that the Board of Trustees will elect to extend the Fund’s Term.

Distribution Notice and Section 19(a) Information

The Fund estimates that the distributions declared for October, November and December 2026 will be paid from a combination of net investment income and other sources available for distribution.

The exact sources of the distributions, including the extent to which distributions may be characterized as net investment income, capital gains, or return of capital, will not be determinable until after the close of the Fund’s fiscal year, which will end on March 31, 2027.

Accordingly, the Fund will provide shareholders with notices pursuant to Section 19(a) of the Investment Company Act of 1940, as amended, and Rule 19a-1 thereunder, if required.

Shareholders should not draw conclusions about the Fund’s investment performance from the amount of any distribution or from the terms of the Fund’s managed distribution policy. The Fund’s final determination of the source and tax characteristics of distributions paid during the year will be reported to shareholders on Form 1099-DIV following year-end and may differ from amounts estimated pursuant to Section 19(a) notices.

A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.” Return of capital distributions may reduce a shareholder’s tax basis in Fund shares and could increase the amount of gain, or decrease the amount of loss, recognized upon disposition of such shares.

About the Destra Multi-Alternative Fund

The Destra Multi-Alternative Fund is a non-diversified, closed-end management investment company listed on the New York Stock Exchange under the ticker symbol DMA. The Fund seeks to provide returns from capital appreciation and income with an emphasis on income generation, through investments across a broad range of alternative asset classes and investment strategies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements are based on current expectations, estimates, projections and assumptions and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such statements. These statements include, but are not limited to, statements regarding the Fund’s share repurchase program, future distributions, the continuation or extension of the Fund’s Term, the satisfaction of Measurement Period criteria, and the Fund’s future performance.

Investors should not place undue reliance on forward-looking statements. The Fund undertakes no obligation to update any forward-looking statement except as required by law.

Important Information

The share repurchase program may be modified, suspended or terminated at any time without prior notice. The timing, amount and execution of any repurchases will depend on market conditions, the Fund’s liquidity requirements, regulatory considerations and other factors.

Neither the implementation of the share repurchase program nor the increase in distributions provides any assurance regarding the Fund’s future performance, market price, net asset value, earnings or distributions.

Investor Relations Contact

Destra Capital Advisors LLC
Bozeman, Montana
Phone: 877-855-3434
Email: dma@destracapital.com
Website: www.destracapital.com/dma

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